Exhibit 1.2

ADO Properties S.A. exercises call option to acquire control of Consus Real Estate AG, continues to pursue rights issue and plans voluntary public tender offer for minority shareholders of Consus Real Estate AG

Dissemination of an announcement according to Art. 17 para 1 Market Abuse Regulation, Regulation (EU) No 596/2014 (“MAR”).

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NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO THE UNITED STATES OF AMERICA, AUSTRALIA, CANADA OR JAPAN

Grand Duchy of Luxembourg, June 29, 2020

On December 15, 2019, ADO Properties S.A. (“ADO Properties”) announced that it had entered into a call option agreement with Aggregate Holdings S.A. (“Aggregate”) for the acquisition of 69,619,173 shares in Consus Real Estate AG (“Consus”) held by Aggregate (the “Call Option”).

The board of directors of ADO Properties (the “Board of Directors”) resolved to exercise the Call Option to acquire control of Consus. The Call Option will be settled in multiple tranches and includes the transfer of existing shares and issuance of new shares in ADO Properties (together, the “ADO Properties Shares”), in each case to Aggregate. Under the Call Option, Aggregate is, subject to certain adjustments, entitled to receive 0.2390 ADO Properties Shares in exchange for each Consus share. This exchange ratio will be adjusted based on the theoretical ex-rights price of the ADO Properties Shares in the event that new shares will be issued to Aggregate after the launch of the rights issue.

ADO Properties continues to pursue a rights issue in Q3 2020, subject to market conditions. In order to reduce the size of the rights issue to EUR 450 million, the Board of Directors resolved to recommend to the general meeting of ADO Properties the cancelation of any dividend distributions for the financial year 2019. ADO Properties’ major shareholders and Aggregate Holdings have each committed to participate in the rights issue according to their shareholding. The Call Option is expected to be fully settled upon launch of the rights issue.

Following settlement of the Call Option, ADO Properties intends to make an offer to all Consus’ shareholders to acquire their ordinary shares with no par value in Consus (ISIN: DE000A2DA414) by way of a voluntary public tender offer in the form of an exchange offer (the “Tender Offer”). The Tender Offer is intended to be based on the same ratio of 0.2390 ADO Properties Shares for each Consus share (to be adjusted for the rights issue), corresponding to the exchange ratio under the Call Option. The shares in ADO Properties to be issued as a consideration under the Tender Offer will be created by way of capital increase against contribution in kind. In connection with the exercise of the Call Option, ADO Properties has received irrevocable commitments resulting in a shareholding in Consus of more than 80% following settlement of the Tender Offer. The final terms of the Tender Offer will be set forth in an offer document which will be published on ADO Properties’ website immediately prior to the launch of the Tender Offer.

Furthermore, the Board of Directors intends to initiate proceedings to potentially conclude a domination agreement between ADO Properties, as the controlling entity, and Consus, as the controlled entity, (the “Domination Agreement”) to facilitate an integration of Consus into the ADO group. The conclusion of the Domination Agreement is subject to further steps, including obtaining an IDW S1 valuation of Consus and the approval of the Domination Agreement by Consus’ general meeting. If the Domination Agreement were to be implemented, ADO Properties will offer to the minority shareholders of Consus to acquire their Consus shares in exchange for shares of ADO Properties and will pay an annual compensation for the term of the Domination Agreement.

Notifying Person:

Colleen Yorke, Legal Counsel

+49 30 403 907 543

c.yorke@ado.berlin

Important Information

This announcement is neither an advertisement nor an offer to purchase nor a solicitation to purchase shares of ADO Properties S.A. (“ADO Properties”) or Consus Real Estate AG (“Consus”) and should not be relied upon in making any investment decision to purchase, subscribe for or otherwise acquire any shares of ADO Properties or Consus. The final terms regarding the tender offer (the “Tender Offer”) will be set forth in the offer document which, in accordance with applicable laws and regulations, is neither subject to approval nor review of the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), on the day of its publication (the “Offer Document”). Investors and shareholders of Consus are advised to read the Offer Document and any communication in connection with the Tender Offer (collectively, the “Tender Offer Documentation”) as soon as they are published, as they will contain important information.

Subject to the exceptions described in the Offer Document and any exceptions granted by the relevant regulatory authorities, the Tender Offer is not being made, directly or indirectly, in or into any jurisdiction where to do so would constitute a violation pursuant to the laws of such jurisdiction.

In particular, the ADO Properties shares that are intended to be transferred to Consus shareholders as consideration under the Tender Offer (the “Offer Shares”) have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or under the securities laws of any state, district or other jurisdiction of the United States of America. The Offer Shares may not be offered, sold or delivered, directly or indirectly, to Consus shareholders located in the United States of America (the “U.S. Shareholders”), or to agents, nominees, trustees, custodians or other persons acting for the account or benefit of U.S. Shareholders, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws of the United States. The Offer Shares will be offered in the United States in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

The Tender Offer is not subject to the ‘U.S. tender offer rules’ contained in Regulation 14D under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) and is being made with respect to U.S. Shareholders in reliance on exemptions provided by Rule 14d-1(c) under the U.S. Exchange Act. These exemptions permit a bidder to satisfy certain United States substantive and procedural Exchange Act rules governing tender offers by complying with home jurisdiction law or practice and exempts the bidder from compliance with certain other rules of the U.S. Exchange Act. As a result, the Tender Offer is made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under domestic tender offer procedures and law in the United States of America.

Holders of securities in Consus should be aware that ADO Properties reserves the right to, to the extent permissible under applicable law or regulation, and in accordance with German market practice, to purchase, or conclude agreements to purchase, Consus shares, directly or indirectly, outside of the scope of the Tender Offer, before, during or after the acceptance period. This applies to other securities that are directly convertible into, exchangeable for, or exercisable for Consus shares. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

The transaction described in the Tender Offer Documentation involves the securities of Luxembourg and German companies. Information distributed in connection with the Tender Offer is subject to the disclosure requirements pursuant to applicable German and/or Luxembourg law, which may be different from those of the United States of America. The financial information included or incorporated by reference in the Tender Offer Documentation has been prepared in accordance with accounting standards in Luxembourg or Germany, as applicable, that may not be comparable to the financial statements or financial information of companies from any other country. The Tender Offer Documentation may include supplemental financial measures not clearly defined in the applicable financial reporting framework that are or may be alternative performance measures (non-IFRS measures). ADO Properties’ financial position, financial performance and cash flows should not be assessed solely based on these alternative supplemental financial measures. Under no circumstances do they replace the performance indicators presented in the consolidated financial statements and calculated in accordance with the applicable financial reporting framework. The calculation by other companies that report or describe similarly titled alternative performance measures may vary despite the use of the same or similar terminology.

It may be difficult for shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since ADO Properties and Consus are each located in a non-U.S. jurisdiction and their respective officers and board members are residents of non-U.S. jurisdictions. Holders of securities in ADO Properties and Consus may not be able to rely on having recourse to provisions for the protection of investors in any jurisdiction other than the provisions of Luxembourg or Germany, as applicable. Holders of securities in ADO Properties and Consus may not be able to sue ADO Properties, Consus or their respective officers and board members in court in Luxembourg or Germany, as applicable, for violations of the U.S. securities laws. It may be difficult to compel ADO Properties, Consus or any of their respective affiliates to subject themselves to a U.S. court’s judgment.

Certain statements made in connection with the Tender Offer or contained in the Tender Offer Documentation may constitute “forward-looking statements” that involve a number of risks and uncertainties. Forward-looking statements are generally identifiable by the use of the words “may”, “will”, “should”, “plan”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “goal” or “target” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions, forecasts, estimates, projections, opinions or plans that are inherently subject to significant risks, as well as uncertainties and contingencies that are subject to change. No representation is made or will be made by ADO Properties that any forward-looking statement will be achieved or will prove to be correct. The actual future business, financial position, results of operations and prospects may differ materially from those projected or forecast in the forward-looking statements. ADO Properties does not assume any obligation to update, and does not expect to publicly update, or publicly revise, any forward-looking statements or other information contained in this release, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Grand Duchy of Luxembourg, June 29, 2020

ADO Properties S.A.

Board of Directors